EXHIBIT 23(c)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2008, except for Note 30 which is as of December 12, 2008, with respect to the financial statements of AB Svensk Exportkredit (Swedish Export Credit Corporation) (the “Company”) as of December 31, 2007 and 2006 and for each of the years in the two-year period ended December 31, 2007 which report appears in the Company’s annual report on Form 20-F/A Amendment No. 1, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the Prospectus.

KPMG AB

/s/ Anders Linér
Anders Linér
Authorized Public Accountant

December 15, 2008
Stockholm, Sweden